Exhibit 99.1

News Release – February 24, 2009
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial earnings decline

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $8,595,000 for 2008 compared to 2007 earnings of $9,256,000, a decline of 7.1%. Net income for the quarter ended December 31, 2008 was $1,000,000, marking the first time in nine consecutive quarters that the company failed to earn at least $2 million per quarter. Earnings for the quarter represent a 61.2% decline when compared to 2007 fourth quarter earnings of $2,576,000.

On a per share basis, diluted earnings were $0.26 and $2.24 for the quarter and twelve months in 2008 compared to $0.67 and $2.40 for the same periods in 2007.

The significant items that negatively impacted earnings during 2008 included: $888,000 in write-downs from investments categorized as other than temporarily impaired, a $500,000 mortgage servicing rights impairment charge, a $707,000 investment loss on a fixed income bond, and a $1.2 million valuation adjustment to an investment in American Home Bank, N.A. (AHB) common stock following its purchase by First Chester County Corporation (First Chester). The price of a share of AHB common stock, which was valued at $10.68 on the date the merger was announced, was converted to First Chester common stock at year-end. Franklin Financial was paid $11 per share in cash for a portion of its holdings in AHB and received First Chester common stock for the remaining AHB shares. As a result of a subsequent decline in the market value of First Chester common stock, Franklin Financial recorded a valuation adjustment as of December 31, 2008 in accordance with current accounting guidelines.

“All of these items resulted from a turbulent economy and in particular the decline in stock market values and interest rate cuts by the Federal Reserve Bank to stimulate the economy, which combined to batter earnings in the fourth quarter,” commented William E. Snell, Jr., president and CEO. “Our net income excluding securities gains and losses, valuation adjustment, and mortgage servicing rights impairment, showed an improvement from 2007 to 2008, growing by 22.8%. This improvement was attributable to increased net interest income, as well as continued loan growth in our commercial and home equity loan portfolios. Net interest income grew 17.2% and average loans outstanding reached a record $620,355,000, an increase of 11.5% from a year ago.”

Total assets at December 31, 2008 grew by 10.0% over totals a year earlier to $902.5 million. At year-end, net loans were up 18.5% to $668.9 million, while total deposits and repurchase agreements increased 2.6% to $691.7 million. In addition, the market value of trust assets under management declined to $497.2 million at December 31, 2008 as a result of lower market valuations.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.